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                                                                     EXHIBIT 8.1


                               ALTHEIMER & GRAY
                                  SUITE 4000
                             10 SOUTH WACKER DRIVE
                         CHICAGO, ILLINOIS 60606-7482
                                (312) 715-4000



                                April 17, 2001


Danka Business Systems PLC
11201 Danka Circle North
St. Petersburg, FL  33716


Re: Material Federal Income Tax Consequences of the Exchange of Old Notes for Cash, New 9% Notes, New 10% Notes, or any Combination thereof

Ladies and Gentlemen:

1. We have acted as United States tax counsel to Danka Business Systems PLC (the "Company") in connection with the registration by the Company under the United States Securities Act of 1933, as amended (the "Securities Act") of up to $100,000,000 in principal amount of new 9% senior subordinated notes due April 1, 2004 (the "new 9% notes") and up to $200,000,000 in principal amount of new 10% subordinated notes due April 1, 2008 (the "new 10% notes") to be issued by the Company in connection with an offer by the Company (the "Exchange Offer") to exchange the new 9% notes and the new 10% notes for up to $200,000,000 in principal amount of the Company's 6.75% convertible subordinated notes due April 1, 2002 (the "old notes"). You have requested our opinion as to certain federal income tax consequences of the exchange of old notes of the Company for cash, new 9% notes, or new 10%, or any combination of cash, new 9% notes and new 10% notes.

2. Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in the Registration Statement.

3. We have examined and relied on copies of such corporate records of the Company and other documents, including the Registration Statement on Form S-4 filed by the Company, and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We have not made any independent investigation in rendering these opinions other than as described herein.

4. Our opinion is based upon existing United States federal income tax laws, regulations, United States Internal Revenue Service administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or
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retroactively.  No assurance can be provided as to the effect of any such change upon our opinion.

5. We have not sought and will not seek any rulings from the United States Internal Revenue Service with respect to any consequences discussed in our opinion. Our opinion has no binding effect on the United States Internal Revenue Service or the courts of the United States. There can be no assurance that the United States Internal Revenue Service or a United States court would agree with our opinion if the matter were contested.

6. We have advised the Company in connection with the material United States federal income tax consequences to holders of old notes of participating in the Exchange Offer and of acquiring, owning and disposing of the new notes. We confirm that the statements of law and legal conclusions contained in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" are our opinion. While our opinion discusses the material anticipated United States federal income tax consequences, it does not purport to discuss all United States tax consequences and is limited to those United States tax consequences specifically discussed therein.

7. In giving our opinion, we express no opinion other than as to the federal income tax law of the United States of America.

8. This opinion is expressed as of the date hereof and we assume no responsibility to update this opinion.

9. We are furnishing this letter in our capacity as United States tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purposes, except as set forth in the Registration Statement.

10. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                       Very truly yours,

                                       /s/  Altheimer & Gray

                                       Altheimer & Gray